UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  March 3, 2022

INTERFACE INC

(Exact name of Registrant as Specified in its Charter)

Georgia	001-33994	58-1451243
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

1280 West Peachtree Street NW	Atlanta	Georgia	30309
(Address of principal executive offices)			(Zip code)

Registrant’s telephone number, including area code:  (770) 437-6800

Not Applicable
(Former name or former address, if changed since last report)
Securities Registered Pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.10 Par Value Per Share	TILE	Nasdaq Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company       ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS, ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(c) Appointment of Chief Executive Officer

On March 3, 2022, Interface, Inc. (“the Company”) appointed Laurel M. Hurd (age 52) as its next President and Chief Executive Officer, effective April 18, 2022. Ms. Hurd’s employment in this position is scheduled to commence on that date, succeeding Daniel T. Hendrix who will remain with the Company as non-executive Chairman of the Board of Directors.

Since February 2019, Ms. Hurd has served as Segment President, Learning and Development at global consumer goods company Newell Brands Inc., leading its Baby and Writing businesses. Previously, Ms. Hurd was the Division Chief Executive Officer for Newell Brands’ Writing division starting in February 2018. From 2016 to February 2018, she served as Chief Executive Officer of Newell Brands’ Baby division. From May 2014 until 2016, Ms. Hurd was President of the Baby and Parenting division at Newell Brands, where she oversaw the Calphalon, Goody, and Rubbermaid consumer brands. From 2012 to 2014, Ms. Hurd was Vice President, Global Development for Newell Brands, leading both Marketing and Research & Development for the Graco, Aprica, and Teutonia brands globally.

Since August 2021, Ms. Hurd also has served on the board of directors of RV manufacturer Thor Industries, Inc. It is anticipated that Ms. Hurd will be appointed as a Director of the Company.

Ms. Hurd’s Compensation Arrangements at the Company

Ms. Hurd’s compensation as President and Chief Executive Officer of the Company is described in her Employment Offer Letter dated March 3, 2022 (the “Offer Letter”), a copy of which is attached hereto as Exhibit 99.1. Her initial rate of salary compensation in this position will be $34,375 semi-monthly, which annualizes to $825,000. She will be eligible to participate in the Company’s annual executive cash bonus program (“Executive Bonus Program”) with an initial target opportunity of 125% of her yearly paid salary. Under the Executive Bonus Program’s current terms, achievement can potentially reach as high as 175% of her target opportunity based on Company financial performance. Her 2022 opportunity under the Executive Bonus Program will not be prorated based on her anticipated hire date; instead, the Company will use her full-year annualized base salary as her eligible bonus earnings when calculating any achievement under the program, and her actual bonus for 2022 will not be less than 75% of her target opportunity.

Ms. Hurd will be eligible to participate in the Company’s long-term equity incentive plan (“LTI Plan”) with an initial target opportunity of 275% of her annual base salary. Under the Company’s current LTI Plan, achievement can potentially reach as high as 200% of her target opportunity based on Company financial performance. To address anticipated forfeitures of certain of Ms. Hurd’s outstanding equity awards with her current employer, the value of her first-year equity grant under the LTI Plan (which will be made on her start date) will be $3,668,750. Per the terms of the Company’s 2022 LTI Plan, 50% of the total grant value will be provided in time-based restricted stock, with the remaining 50% granted in the form of performance shares. The time-based restricted portion of her first-year equity grant will vest ratably over 2 years. In future years she will be eligible to receive additional equity awards during the Company's regular annual grant cycle (typically during the first quarter of each fiscal year).

Ms. Hurd also will receive perquisites commensurate with other executive officers of the Company, and she will participate in the Company’s various health and other employment benefit plans for which she is otherwise eligible in accordance with terms of the plans and policies in effect from time to time.

On Ms. Hurd’s first day of employment, she will be offered the opportunity to sign a Severance Protection and Change-in-Control Agreement in the form attached to her Offer Letter.

The foregoing description of Ms. Hurd’s compensation is qualified in its entirety by reference to the Offer Letter.

ITEM 7.01 REGULATION FD DISCLOSURE.

A copy of the Company’s press release dated March 7, 2022 announcing Ms. Hurd’s appointment is furnished herewith as Exhibit 99.2. The information set forth in this Item 7.01, including the exhibit hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
99.1	Employment Offer Letter for Laurel M. Hurd dated March 3, 2022.
99.2	Press Release Announcing Appointment of Laurel M. Hurd as President and Chief Executive Officer
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERFACE, INC.

By:	/s/ David B. Foshee
David B. Foshee
Vice President
Date: March 7, 2022